Exhibit 21.1

Subsidiaries of the Registrant

Name of the Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Advanced GeoServices Corp.	Pennsylvania
Analytical Environmental Services	California
CTEH Government Services, LLC	Arkansas
CTEH IT Services, LLC	Arkansas
CTEH Leasing, L.L.C.	Arkansas
CTEH Properties, L.L.C.	Arkansas
Emerging Compounds Treatment Technologies, Inc.	Massachusetts
Enthalpy Analytical, LLC	Delaware
Environmental Alliance, Inc.	Delaware
Environmental Intelligence, LLC	California
Environmental Planning Specialists, Inc.	Georgia
Environmental Standards, Inc.	Pennsylvania
Epic Environmental Pty Ltd	Australia
ES Engineering Services, LLC	Delaware
FRS Environmental Remediation, Inc.	Florida
Horizon Water and Environment, LLC	California
Huco Consulting, Inc.	Texas
Leymaster Environmental Consulting, LLC	California
Montrose Air Quality Services, LLC	Delaware
Montrose Environmental Group AB	Sweden
Montrose Environmental Group GmbH	Germany
Montrose Environmental Group Ltd.	British Columbia
Montrose Environmental Group BV	Belgium
Montrose Environmental Group Denmark ApS	Denmark
Montrose Environmental Solutions Canada Inc.	Alberta
Montrose Environmental Solutions, Inc.	Delaware
Montrose Foreign Holdings, Inc.	Delaware
Montrose Government Solutions, Inc.	Delaware
Montrose Measurements and Analytics, LLC	Delaware
Montrose Planning & Permitting, LLC	Delaware
Montrose Services, LLC	Delaware
Montrose Waste-To-Resources, LLC	Delaware
Montrose Water and Sustainability Services, Inc.	Delaware
MSE Group, LLC	Texas
PARS Environmental, Inc.	New Jersey
SensibleIOT, LLC	California
Spirit Environmental, LLC	Texas
Sustainable Treatment Solutions, Inc.	New York
The Center for Toxicology and Environmental Health, L.L.C.	Arkansas

TriAD Environmental Consultants, Inc.	Tennessee
Two Dot Consulting, LLC	Colorado